Teamshares Announces $225 Million Preferred Equity Investment

Investment enhances Teamshares’ programmatic acquisition strategy with flexible, non-dilutive capital

New York, NY – September 23, 2026 – Teamshares (NASDAQ:TMS, the “Company”), a tech-enabled acquiror of high-quality SMEs, announced a significant investment by accounts advised by T. Rowe Price Investment Management, Inc. (“TRPIM”).

Teamshares has closed a $225 million preferred equity investment, structured as a newly designated Series A perpetual, non-voting, non-convertible preferred stock (the “Series A Preferred Stock”). The investment proceeds are primarily intended to fund additional acquisitions, core to Teamshares’ programmatic acquisition growth strategy. The definitive documents include the Company’s ability to issue up to an additional $75 million to other institutional investors.

Teamshares’ strategic rationale for the financing includes:

•Growth capital in place: Funded acquisition capital derisks the financing execution to achieve Teamshares’ 2026 and 2027 acquisition growth targets. Deployment of this capital towards accretive acquisitions is expected to meaningfully improve the Company’s cash flow profile.

•Non-dilutive instrument: The non-convertible and non-voting terms preserve common stock ownership.

•Attractive blended cost of capital: The funds will ultimately be combined with lower cost senior acquisition debt financing and seller notes to create an attractive blended cost of capital.

•Strengthens capital position and financial flexibility: The Series A Preferred Stock is subordinated to senior lenders and is expected to strengthen the Company’s capital position as it pursues the refinancing of existing indebtedness and additional acquisition debt financing. The structure preserves flexibility to access and optimize senior debt financing alongside the preferred investment. The instrument can also be redeemed by the Company at any time subject to customary make-whole and redemption premiums.

Teamshares CEO Michael Brown said, “We are grateful to attract top-tier investors like TRPIM as we set out to scale in the public markets. Teamshares has a vast inbound funnel of high-quality SMEs, with over 15,000 size-qualified, actively-for-sale companies per year through our software. We have subsequently signed additional LOIs beyond the $30 million of EBITDA under LOI disclosed on our recent earnings call, and we plan to start deploying this fresh balance sheet capital quickly into high-quality acquisitions with durable cash flow at attractive returns on invested capital. We are pleased that our recent public market entry is bearing fruit, with a wider array of tools to deliver shareholder value and a resilient, flexible balance sheet. Speaking with strong conviction in our prospects to compound shareholder value, I believe this financing preserves significantly more upside for existing common shareholders than raising an equivalent amount of common equity at this stage of our growth.”

Teamshares CFO Brian Gaebe added, “The returns on our acquisitions are attractive relative to our blended financing cost and we believe that spread can drive meaningful earnings growth and incremental cash flow. Also, this investment strengthens our capital position and provides an important foundation for optimizing our capital structure over time, including enhancing our ability to access debt financing on attractive terms."

Key terms of the Series A Preferred Stock include:

•Size: $225 million issued at closing with the ability to issue up to an additional $75 million of the same series to other institutional investors. The funded amount is net of a 1% original issue discount.

•Dividend rate: 16.0% per annum if paid in cash, stepping down to 14.5% in cash if specified deleveraging and EBITDA thresholds are met. Teamshares may elect to pay-in-kind at a premium.

•Ranking: Senior to common stock and junior to any indebtedness.

•Redemption: Callable at any time and subject to make-whole through the second anniversary, and thereafter at a declining premium. Holders may require redemption beginning on the seventh anniversary of issuance.

•Voting rights: Non-voting, except as required by Delaware law.

Goldman Sachs & Co. LLC acted as exclusive financial advisor and Mayer Brown LLP served as legal counsel to Teamshares in connection with the transaction. Nelson Mullins Riley & Scarborough LLP served as legal counsel to TRPIM.

Additional information regarding the terms of the Series A Preferred Stock is available in Teamshares’ Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission, also available on the Company’s investor relations website at https://investors.teamshares.com/.

About Teamshares
Teamshares is a tech-enabled acquiror of high-quality businesses, intending to be a permanent home for businesses. Part holdco, part fintech, Teamshares programmatically acquires companies with $0.5 to $5 million of EBITDA from retiring owners, integrates them with the Teamshares platform, and helps employees earn operating company stock. Founded in 2019, Teamshares operates subsidiaries with consolidated revenue of over $500 million for the trailing twelve month period as of June 30, 2026 across over 40 industries and 30 states. For more information, visit https://investors.teamshares.com/.

Forward Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical facts contained in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by terms such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "seeks," "future," "outlook," "prospects," "will," "would," "should," "could," "may," "can have" or similar words. These statements are not guarantees of future events or performance, and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict and that could cause actual results to differ materially from those contemplated by the forward-looking statements. These risks include, but are not limited to, the following: our ability to realize the expected benefits from the Company’s recent business combination; our ability to maintain the listing of our common stock on Nasdaq; our ability to consummate any current potential financing transactions and our ability to raise financing in the future and to comply with restrictive covenants related to long-term indebtedness; our limited operating history; our ability to manage growth effectively; our ability to successfully acquire, integrate and grow SMEs and implement our tech-enabled employee ownership platform; our ability to continue as a going concern; our ability to refinance or extend certain of our existing credit facilities; costs and resources of operating as a public company; unfavorable or no analyst research or reports; and those risks and factors described under the caption "Risk Factors" in the Company's registration statement on Form S-4, Quarterly Report on Form 10-Q and other subsequent filings made with the Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date of this press release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events or otherwise.

Contacts
Investor Relations Contact: investors@teamshares.com
Press Contact: press@teamshares.com